Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Second Amended and Restated 2008 Long-Term Incentive Plan of Energy Transfer Partners, L.P. of our report dated March 1, 2013, with respect to the consolidated financial statements of Sunoco Logistics Partners L.P. included in its Annual Report (Form 10-K) for the year ended December 31, 2013 and incorporated by reference in Energy Transfer Partners, L.P.’s Annual Report (Form 10-K) for the year ended December 31, 2013, both filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP
Philadelphia, Pennsylvania
December 10, 2014